Exhibit 10.15

                          INSTRUMENT OF AMENDMENT



         INSTRUMENT OF AMENDMENT, effective as of July 27, 2000 (the "Amendment"), between NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. (the "Association") and FRANK G. ZARB ("Zarb") to the employment agreement effective on February 24, 1997, as amended effective March 18, 1998, subsequently amended as of August, 1999, and subsequently amended on March 30, 2000, between the Association and Zarb (the "Employment Agreement").


                            W I T N E S S E T H:
                            - - - - - - - - - -


         WHEREAS, the Association and Zarb have entered into the Employment Agreement;

         WHEREAS, Paragraph 26 of the Employment Agreement provides that the Employment Agreement may be amended by the mutual consent of the parties which consent must be evidenced by a document executed with the same formality as the Employment Agreement;

         WHEREAS, the Association and Zarb wish to modify the Employment Agreement to provide Zarb with certain further post-retirement benefits in exchange for his agreement to provide certain post-retirement consulting services; and

         WHEREAS, the Association and Zarb wish to modify the Employment Agreement in order to compensate Zarb for any New York state and local taxes he may incur in connection with the performance of the services described hereunder in New York City and New York State with respect to his employment with the Association for the years 1999 and 2000.

         NOW, THEREFORE, it is agreed that the Employment Agreement is hereby amended in the following manner:

         1. Subparagraph (b) of Paragraph 5 of the Employment Agreement is amended to read, in its entirety, as follows:

                         "(b) Upon completion of the Term and for a period
                  of three years thereafter, the Association shall indemnify and hold Zarb harmless to the fullest extent permitted by applicable law with regard to any action or inaction of Zarb as an officer, director or employee of the Association or as a fiduciary of any benefit plan of the Association; and further upon completion of the Term and for a period of three years thereafter, Zarb shall be entitled to receive at the Association's expense: (i) the full-time and exclusive use of an automobile of his choice and driver, (ii) appropriate office and secretarial services, (iii) payment or reimbursement of dues, initiation and other fees and charges for various clubs in the New York City and/or Washington, D.C., metropolitan areas upon presentation of appropriate receipts or other documentation (in the case of this clause (iii), not exceeding $20,000 for any year), (iv) upon presentation of appropriate receipts or vouchers in a manner consistent with the expense substantiation policy of the Association generally applicable to its executive officers and in accordance with the provisions of such policy regarding the timing and amount of expense reimbursements, payment or reimbursement of reasonable business-related expenses incurred, including, but not limited to, expenses for such items as entertainment, travel, hotels, and meals, as well as for the travel, hotel, and meals of Zarb's wife on those occasions when the proper representation of the Association makes it advisable for her to accompany him, provided that in the case of travel, hotel, and meals for Zarb's wife, the reimbursements provided under this clause (iv) shall include such amounts as may be necessary for Zarb to pay any taxes imposed with respect to such reimbursements (which amounts shall be paid to Zarb by January 31 of the year following the year in which the expenses were incurred), and (v) to ensure the personal safety of Zarb and his wife, at such times and as reasonably required by the circumstances, the cost of a personal bodyguard for Zarb and his wife and/or surveillance of his personal residence and/or other reasonable method of security; and provided further that Zarb's receipt of the benefits described in this subparagraph (b) shall be contingent upon Zarb's agreement to make himself available to provide the consulting services set forth in subparagraph
                  (c) below."

         2. The first sentence of Paragraph 10(b) of the Employment Agreement is hereby amended to read in its entirety as follows:

                         "(b) If Zarb transfers his principal residence
                  from the Washington, D.C., metropolitan area to the New York City metropolitan area in connection with his employment under this Employment Agreement, the Association shall reimburse Zarb for: (i) moving expenses (within the meaning of Section 217(b) of the Internal Revenue Code) incurred in connection with the establishment of his principal residence in the New York City metropolitan area and the establishment of any interim residence in the New York City metropolitan area prior to the establishment of his principal residence;
                  (ii) airfare expenses incurred by Zarb and Zarb's wife in connection with locating and establishing such residences in the New York City metropolitan area; (iii) to ensure his personal safety, the cost of installing a home security system in each such residence (if recommended by an independent security study and provided that such reimbursement shall not exceed $10,000); and (iv) the cost of an appropriate efficiency apartment in the Washington D.C., metropolitan area during the remaining Term."

         3. Paragraph 11 of the Employment Agreement is hereby amended by designating the existing substantive provision therein as subparagraph (a), and by adding new subparagraph (b) to read as follows:

                         "(b) If any remuneration paid to Zarb by the
                  Association hereunder, or otherwise, is subject to New York state and/or local income taxes for the 1999 and/or 2000 calendar year, whether such amount is reported in Zarb's income tax return for the applicable year or whether such New York tax liability is assessed at a later date by the New York state and/or local taxing authorities, the Association shall pay Zarb an additional amount with respect to each such year such that the net amount retained by Zarb in each year, after deduction of any such New York taxes and any United States Federal, state or local income tax or payroll tax on such additional amount, is equal to the gross amount of New York state and local tax imposed upon such remuneration for the applicable year, less: (i) any federal tax savings attributable to the payment of such New York state and local tax for the applicable year, and (ii) any tax credits received by Zarb from the state of his residency as a result of the payment of such New York state and local tax for the applicable year. In providing for the additional amount as set forth in this subparagraph (b), it is the intent of the parties that Zarb be fully reimbursed for any such New York state and local tax liability he may incur in connection with his performance of services to the Association in 1999 and 2000, as provided hereunder."

         4. All of the terms and conditions of the Employment Agreement as amended by this Instrument of Amendment shall remain in full force and effect throughout the term thereof and, to the extent applicable, for three years thereafter.

         IN WITNESS WHEREOF, the corporate party hereto has caused this Instrument of Amendment to be duly executed and delivered on the date indicated below, and the individual party hereto has executed and delivered this Instrument of Amendment on the date indicated below, effective for all purposes as of July 27, 2000.

                                           NATIONAL ASSOCIATION OF SECURITIES
                                             DEALERS, INC.


_____________________                      By_____________________________
Date                                          Chairman of the Management
                                              Compensation Committee


                                              (Corporate Seal)


---------------------                      -------------------------------
Date                                       Frank G. Zarb